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                                                                   Exhibit 10.1

July 3, 2001

Gary J. Franza
11632 N. 128th Place
Scottsdale, AZ 85259

Dear Gary,

We are very excited about having the opportunity to work with you at WatchGuard. As a company, we thrive on the entrepreneurial spirit and excitement that feeds our continued growth and success in the fast-paced and high-growth network security marketplace. Specifically, we are an industry leader and innovative company that continually strives to create superior network security products and services that are easier to deploy and more cost effective than the competition. As the senior executive of out worldwide sales organization, and an officer of the company (subject to Board of Director approval), you will be responsible for creating and executing a distribution channel and field marketing strategy that continues our strong growth and places WatchGuard at the "top of the class" in the security industry. We believe that you have the skills and ability to accomplish this goal.

We are very pleased to offer you the position of Senior Vice President of Worldwide Sales. In this capacity, you will report directly to me. Your compensation package will include an annual salary of $200,000.00 payable in increments of $8,333.34 on a semi-monthly basis (less applicable payroll taxes) on the fifteenth and last business day of each month. You will also be eligible for an annual commission and performance bonus program totaling $175,000.00 (commission paid monthly, and bonus paid quarterly) upon meeting mutually agreed upon revenue targets and MBO's. Additionally, you will be eligible to receive a sign-on bonus, upon execution of this agreement, totaling $50,000.00 (payable in equal installments over a six (6) month period). However, in the event you terminate your employment relationship with WatchGuard for any reason within one
(1) year from your hire date, you will pay to WatchGuard, within ten (10) days of the date of your termination, the prorated amount of sign- on bonus that you received from WatchGuard. You will also be eligible to participate in our stock option plan with an award of 225,000 shares, subject to Board of Director approval.

Under the terms of your options, if your employment terminates within two (2) years following a Corporate Transaction, unless due to termination for Cause or your leaving without Good Reason, all unvested options will accelerate and become vested. Additionally, 50% of your unvested options will vest upon consummation of a Corporate Transaction. (These provisions and the capitalized terms are described and defined in WatchGuard's 1996 Stock Option Plan)

Further, if your employment is terminated without Cause, or you leave voluntarily for Good Reason within twenty four (24) months of date of hire, you will receive a cash severance payment equal to six (6) months of your Base Salary. The benefits described in this paragraph

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will be provided to you only if you execute a severance agreement including a release of all claims in a form agreeable to the Company.

As you know, our corporate offices are located in Seattle, WA between the wonderfully cultural international district and beautiful historic Pioneer Square. The Puget Sound area is a very picturesque, high quality of life, moderate cost of living area with water activities at your doorstep and Mount Rainier a short drive away. Seattle has consistently rated as one of the best cities in which to live! Based on the need for this key position to be located in Seattle, our offer is contingent upon your permanent relocation to Seattle, WA.

Should you accept this offer of employment, WatchGuard will reimburse you for reasonable relocation expenses in consideration of your relocation from Scottsdale, Arizona to Seattle, Washington. You may submit receipts to WatchGuard for the following expenses:

..        Airfare from your home in Scottsdale to Seattle, if needed, for your immediate family;
..        Shipping/moving of your belongings, including up to thirty
         (30) days storage expenses;
..        Temporary housing cost (maximum one [1] month) for you to
         relocate to Seattle and locate a more permanent residence; and
..        Other reasonable expenses incurred during relocation (does not include meals).

WatchGuard will reimburse you for the above expenses you incur during your relocation to Seattle. However, in the event you terminate your employment relationship with WatchGuard for any reason within one (1) year from your hire date, you will pay to WatchGuard, within ten (10) days of the date of your termination, the prorated amount of relocation expenses that you received in the form of reimbursement from WatchGuard.

Gary, we offer a casual atmosphere and a fabulous package of benefits including, but not limited to - a Paid Time Off program offering up to 4 weeks of time away per year, a 401(k) Retirement Plan, an Employee Assistance Program, Medical/Dental/Vision Insurance paid entirely by WatchGuard for you, an Employee Stock Purchase Plan, Short and Long-Term Disability benefits paid entirely by WatchGuard, and Commuting/Parking benefits.

It is important to note that WatchGuard Technologies, Inc. is an at-will employer. Nothing in this information constitutes an employment contract. If there is a discrepancy between information in this letter and any official plan documents or contract, the official document will determine how the plans work and benefits are paid.

As a Company employee, you will be required to sign and abide by Company rules and regulations and sign and comply with a Proprietary Information, Invention, and Non-Competition Agreement (attached hereto). Additionally, you will be expected to sign and comply with all Company policies that are applicable to you, including the Company Policy Regarding Special Trading Procedures, the International Business Activities Policy and the Procedures and Guidelines for Public Disclosures and Communications with Analysts, and any revisions to such policies. You will be a full-time employee, which means that you may not accept employment or consulting assignments of any nature with any other employer or enterprise, without the prior written consent of the Board.

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Please review the attached forms and sign this letter in the designated location indicating your acceptance of the terms outlined within. In addition, please note your official start date with WatchGuard Technologies in the space provided below.

Sincerely,

WATCHGUARD TECHNOLOGIES, INC.

/s/ James Cady

James Cady
President and COO

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                                  *********

Accepted and agreed to this __________ day of July, 2001 by:

        /s/ Gary Franza
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Gary Franza - signature

Official Start Date: ___________________

Enclosures:

Proprietary Information, Invention and Non Competition Agreement
Company Policy Regarding Special Trading Procedures
International Business Activities Policy
Procedures and Guidelines for Public Disclosures and Communications with Analysts Employee Information Form
Copy of offer letter
W-4
I-9
Direct deposit form